Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports Second Quarter 2025 Results;

Updates Full Year 2025 Outlook; and Declares Quarterly Cash Dividend

Boca Raton, Florida, August 4, 2025 (BUSINESS NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended June 30, 2025.

Highlights of the second quarter include:

•	Net income of $225.7 million or $2.09 per share

•	Industry-leading AFFO per share of $3.17

•	Closed on 4,323 sites from our previously announced deal with Millicom

•	Repurchased 799 thousand shares throughout the quarter and subsequent to quarter end

In addition, the Company announced today that its Board of Directors has declared a quarterly cash dividend of $1.11 per share of the Company’s Class A Common Stock. The distribution is payable September 18, 2025 to the shareholders of record at the close of business on August 21, 2025.

“Today we announce another very positive quarter of financial and operating results,” commented Brendan Cavanagh, President and Chief Executive Officer. “Domestic activity remained very strong in the second quarter as our carrier customers continued to invest meaningfully in their wireless networks. New U.S. leasing business signed up during the quarter was ahead of our expectations and benefitted from continued high levels of new colocations. The results of our services business also reflect the significant level of network investment we are seeing, with construction volumes continuing to grow sequentially over the first quarter. Internationally, we also saw solid new leasing activity, and our company-wide total of new colocations executed during the quarter was the highest in nearly three years. In addition, we were able to close over 4,300 sites from our previously announced Millicom acquisition during the quarter, beginning the integration of these sites several months ahead of our prior projected timeframe. As a result of our strong leasing results, steady leasing and services backlogs, early Millicom closing, and favorable foreign currency movements, we have meaningfully increased our full year outlook across all key financial metrics. Our balance sheet remains strong with a quarter ending net debt to Adjusted EBITDA leverage ratio of 6.5x, and 6.3x adjusted on a pro forma basis for a full quarter of Adjusted EBITDA from the acquired Millicom assets, and only $80 million outstanding on our revolving credit facility. And lastly, as part of our ongoing portfolio review, we are announcing today that we have entered into an agreement to sell all of our Canadian tower assets. This divestiture will be immediately accretive to AFFO per share upon closing and is in alignment with our stated desire to optimize or otherwise exit subscale markets. I am very pleased with the progress we have made to date which will allow us to continue to focus our attention on growing and operating our key markets. Our team continues to execute very well, supporting our customers’ significant network goals, and creating incremental value for our shareholders.”

Operating Results

The table below details select financial results for the three months ended June 30, 2025 and comparisons to the prior year period.

	Q2 2025	Q2 2024	$ Change	% Change	% Change excluding FX (1)
Consolidated	($ in millions, except per share amounts)
Site leasing revenue	$631.8	$626.5	$5.3	0.9%	2.1%
Site development revenue	67.2	34.0	33.2	97.5%	97.5%
Site leasing segment operating profit (2)	513.2	512.3	0.9	0.2%	1.3%
Tower cash flow (1)	511.2	503.9	7.3	1.4%	2.6%
Net cash interest expense	111.5	90.5	21.0	23.2%	23.0%
Net income (3)	225.7	159.5	66.2	41.5%	(12.2%)
Earnings per share — diluted	2.09	1.51	0.58	38.5%	(12.3%)
Adjusted EBITDA (1)	475.5	467.1	8.4	1.8%	2.9%
AFFO (1)	342.1	354.3	(12.2)	(3.4%)	(1.9%)
AFFO per share (1)	3.17	3.29	(0.12)	(3.6%)	(2.1%)

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.
(2)	Site leasing contributed 97.4% of the Company’s total operating profit in the second quarter of 2025.
(3)

Net income includes a $30.4 million gain and $66.2 million loss, net of taxes, on the currency-related remeasurement of intercompany loans with foreign subsidiaries which are denominated in a currency other than the subsidiaries’ functional currencies for the second quarter of 2025 and 2024, respectively.

The table below details select financial results by segment for the three months ended June 30, 2025 and comparisons to the prior year period.

	Q2 2025	Q2 2024	$ Change	% Change	% Change excluding FX
	($ in millions)
Domestic site leasing revenue	$469.8	$463.2	$6.6	1.4%	1.4%
Domestic cash site leasing revenue (1)	467.4	457.4	10.0	2.2%	2.2%
Domestic site leasing segment operating profit	400.4	397.7	2.7	0.7%	0.7%
Domestic site leasing tower cash flow (1)	396.1	388.2	7.9	2.0%	2.0%
Int’l site leasing revenue	162.0	163.3	(1.3)	(0.8%)	4.0%
Int’l cash site leasing revenue (1)	163.7	163.6	0.1	0.1%	5.0%
Int’l site leasing segment operating profit	112.8	114.6	(1.8)	(1.6%)	3.3%
Int’l site leasing tower cash flow (1)	115.1	115.6	(0.5)	(0.5%)	4.5%

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.

The table below details key margins for the three months ended June 30, 2025 and comparisons to the prior year period.

	Q2 2025	Q2 2024
Tower Cash Flow Margin (1)	81.0%	81.1%
Adjusted EBITDA Margin (1)	68.1%	71.3%

(1)	See the reconciliations and other disclosures under “Non-GAAP Financial Measures” later in this press release.

Investing Activities

During the second quarter of 2025, SBA acquired 4,329 communication sites, including 4,323 sites from the previously announced Millicom transaction, for total cash consideration of $562.9 million. SBA also built 94 towers during the second quarter of 2025. As of June 30, 2025, SBA owned or operated 44,065 communication sites, 17,437 of which are located in the United States and its territories and 26,628 of which are located internationally. In addition, the Company spent $9.4 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the second quarter of 2025 were $645.1 million, consisting of $13.8 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $631.3 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, and purchasing land and easements).

As of the date of this press release, approximately 2,500 sites related to the Millicom transaction remain under contract for approximately $391.0 million in cash. In addition to the Millicom sites, the Company is under contract to purchase 13 communication sites for an aggregate consideration of $5.5 million in cash, which it expects to close by the end of the fourth quarter of 2025.

On July 21, 2025, the Company entered into an agreement to sell all of its 369 towers and related operations in Canada for CAD$446.0 million. This transaction is expected to close during the fourth quarter of 2025. Given the uncertainty of the closing date, the Company has made no adjustment to its full year 2025 Outlook related to this transaction.

Financing Activities and Liquidity

SBA ended the second quarter of 2025 with $12.6 billion of total debt, $9.6 billion of total secured debt, $0.3 billion of cash and cash equivalents, short-term restricted cash, and short-term investments, and $12.3 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 6.5x and 4.9x, respectively.

As of the date of this press release, the Company had $35.0 million outstanding under its $2.0 billion Revolving Credit Facility.

During the second quarter of 2025, the Company repurchased 618 thousand shares of its Class A common stock for $130.7 million at an average price per share of $211.63 under its $1.5 billion stock repurchase plan. Subsequent to the second quarter of 2025, the Company repurchased an additional 182 thousand shares of its Class A common stock for $41.4 million at an average price per share of $227.92. After these repurchases, the Company had $1.45 billion of authorization remaining under the plan. Shares repurchased were retired.

In the second quarter of 2025, the Company declared and paid a cash dividend of $119.4 million.

Outlook

The Company is updating its full year 2025 Outlook for anticipated results. The 2025 Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s full year 2025 Outlook assumes the acquisitions of only those communication sites under contract which are expected to close in 2025 at the time of this press release. This includes an estimated closing date for the remaining sites under contract with Millicom of September 1, 2025; however, the ultimate closing is dependent upon regulatory approvals and other requirements and may differ from this date. The Company may spend additional capital in 2025 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2025 Outlook. The 2025 Outlook also does not contemplate any additional repurchases of the Company’s stock or new debt financings during 2025, although the Company may ultimately spend capital to repurchase stock or issue new debt during the remainder of the year. The 2025 Outlook also does not contemplate any impact from the disposition of the Company’s Canadian operations, which, if closed prior to year end, would impact full year results.

The Company’s 2025 Outlook assumes an average foreign currency exchange rate of 5.60 Brazilian Reais to 1.0 U.S. Dollar, 1.36 Canadian Dollars to 1.0 U.S. Dollar, 2,650 Tanzanian Shillings to 1.0 U.S. Dollar, and 17.90 South African Rand to 1.0 U.S. Dollar throughout the last two quarters of 2025.

(in millions, except per share amounts)	Full Year 2025			Change from April 28, 2025 Outlook (6)	Change from April 28, 2025 Outlook Excluding FX (6)
Site leasing revenue	$2,565.0	to	$2,590.0	$29.0	$21.0
Site development revenue	$215.0	to	$235.0	$35.0	$35.0
Total revenues	$2,780.0	to	$2,825.0	$64.0	$56.0
Tower Cash Flow (1)	$2,058.0	to	$2,083.0	$15.0	$10.0
Adjusted EBITDA (1)	$1,908.0	to	$1,928.0	$17.0	$12.0
Net cash interest expense (2)	$435.0	to	$441.0	$5.0	$5.0
Non-discretionary cash capital expenditures (3)	$53.0	to	$63.0	$—	$—
AFFO (1)	$1,365.0	to	$1,405.0	$12.0	$7.0
AFFO per share (1) (4)	$12.65	to	$13.02	$0.13	$0.08
Discretionary cash capital expenditures (5)	$1,255.0	to	$1,275.0	$—	$—

(1)	See the reconciliation of this non-GAAP financial measure presented below under “Non-GAAP Financial Measures.”
(2)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)

Outlook for AFFO per share is calculated by dividing the Company’s outlook for AFFO by an assumed weighted average number of diluted common shares of 107.9 million. Outlook does not include the impact of any potential future repurchases of the Company’s stock during 2025.

(5)

Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Does not include easements or payments to extend lease terms and expenditures for acquisitions of revenue producing assets not under contract at the date of this press release.

(6)	Changes from prior outlook are measured based on the midpoint of outlook ranges provided.

Bridge of 2024 Total Site Leasing Revenue to 2025 Outlook

The table below presents a bridge of the Company’s 2024 Site Leasing Revenue to the Company’s 2025 Outlook for 2025 Site Leasing Revenue by reportable segment.

(in millions)	Consolidated			Domestic			International
2024 Total Site Leasing Revenue	$ 2,527			$ 1,862			$ 665
(+) New Leases and Amendments	51	to	57	35	to	39	16	to	18
(+) Escalations	68	to	71	51	to	52	17	to	19
(-) Sprint Consolidation Churn	(52)	to	(50)	(52)	to	(50)	—	to	—
(-) Regular Churn	(58)	to	(52)	(22)	to	(20)	(36)	to	(32)
(+) Non-Organic Revenue (1)	73	to	73	7	to	7	66	to	66
(+ / -) Straight-line Revenue	(8)	to	(3)	(11)	to	(8)	3	to	5
(+ / -) FX	(18)	to	(18)	—	to	—	(18)	to	(18)
(+ / -) Other (2)	(18)	to	(15)	(2)	to	—	(16)	to	(15)

2025 Total Site Leasing Revenue	$2,565	to	$2,590	$1,868	to	$1,882	$697	to	$708

(1)	Includes contributions from acquisitions and new infrastructure builds.
(2)	Includes pass-through reimbursable expenses, amortization of capital contributions for tower augmentations, managed and non-macro business and other miscellaneous items.

Conference Call Information

SBA Communications Corporation will host a conference call on Monday, August 4, 2025 at 5:00 PM (EDT) to discuss the quarterly results. The call may be accessed as follows:

When:	Monday, August 4, 2025 at 5:00 PM (EDT)
Dial-in Number:	(202) 735-3323
Access Code:	5683336
Conference Name:	SBA Second quarter 2025 results
Replay Available:	August 5, 2025 at 12:01 AM to September 2, 2025 at 12:00 AM (TZ: Eastern)
Replay Number:	(888) 372-1321
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release and the Company’s earnings call include forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the execution of its growth strategies and the impacts to its financial performance, (ii) continued growth in the U.S. and the drivers of that growth, (iii) its capital allocation strategy, (iv) its outlook for financial and operational performance in 2025, the assumptions it made and the drivers contributing to its full year 2025 Outlook, (v) the timing of closing for currently pending acquisitions, including the Millicom acquisition and its anticipated revenue, tower cash flows and other anticipated benefits, (vi) tower portfolio growth and its long-term growth potential, (vii) asset purchases, share repurchases, and debt financings, (viii) its ability to return capital to shareholders, (ix) the strength of its balance sheet and ability to generate significant free cash flow, (x) its customers’ ongoing network investments, (xi) international churn, and (xii) sale of its Canadian tower assets, including the timing of closing and impact to AFFO per share.

The Company wishes to caution readers that these forward-looking statements may be affected by the risks and uncertainties in the Company’s business as well as other important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the impact of macro-economic conditions, including high interest rates, tariffs, inflation and financial market volatility on (a) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (b) the Company’s business and results of operations, and on foreign currency exchange rates and (c) consumer discretionary income and demand for wireless services, (2) the timing of the closing of the Millicom acquisition and the Company’s ability to recognize anticipated revenues, tower cash flows and other anticipated benefits under the Millicom transaction, (3) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in the United States and in the Company’s other international markets; (4) the Company’s ability to accurately identify and manage any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (5) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (6) the Company’s ability to manage expenses and cash capital expenditures at anticipated levels; (7) the impact of continued consolidation among wireless service providers in the U.S. and internationally, on the Company’s leasing revenue; (8) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (9) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (10) the Company’s ability to acquire land underneath towers on terms that are accretive; (11) the Company’s ability to obtain future financing at commercially reasonable rates or at all; (12) the Company’s ability to achieve the new builds targets included in its anticipated annual portfolio growth goals, which will depend, among other things, on obtaining zoning and regulatory approvals, availability and cost of labor and supplies, and other factors beyond the Company’s control that could affect the Company’s ability to build additional towers in 2025; and (13) the Company’s ability to meet its total portfolio growth, which will depend, in addition to the new build risks, on the Company’s ability to identify and acquire sites at prices and upon terms that will provide accretive portfolio growth, competition from third parties for such acquisitions and our ability to negotiate the terms of, and acquire, these potential tower portfolios on terms that meet our internal return criteria.

With respect to its expectations regarding the ability to close, and realize the benefits of, pending acquisitions, including the Millicom transaction, and the pending disposition of Canadian assets, these factors also include each party satisfactorily completing due diligence, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and, with respect to the Company’s acquisitions, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration, its ability to accurately anticipate the future performance of the acquired towers and any challenges or costs associated with the integration of such towers. With respect to the repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes. Furthermore, the Company’s forward-looking statements and its 2025 outlook assumes that the Company continues to qualify for treatment as a REIT for U.S. federal income tax purposes and that the Company’s business is currently operated in a manner that complies with the REIT rules and that it will be able to continue to comply with and conduct its business in accordance with such rules. In addition, these forward-looking statements and the information in this press release is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s most recently filed Annual Report on Form 10-K.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a leading independent owner and operator of wireless communications infrastructure including towers, buildings, rooftops, distributed antenna systems (DAS) and small cells. With a portfolio of more than 44,000 communications sites throughout the Americas and in Africa, SBA is listed on NASDAQ under the symbol SBAC. Our organization is part of the S&P 500 and one of the top Real Estate Investment Trusts (REITs) by market capitalization. For more information, please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Maria Alexandra Velez

VP, Corporate Affairs

561-981-7352

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2025	2024	2025	2024
Revenues:
Site leasing	$631,788	$626,457	$1,247,997	$1,254,733
Site development	67,193	34,020	115,232	63,606

Total revenues	698,981	660,477	1,363,229	1,318,339

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	118,571	114,131	234,049	228,944
Cost of site development	53,525	27,137	91,714	50,315
Selling, general, and administrative expenses (1)	71,022	62,376	137,241	131,074
Acquisition and new business initiatives related adjustments and expenses	5,887	6,574	13,266	13,991
Asset impairment and decommission costs	45,231	31,610	82,257	75,258
Depreciation, accretion, and amortization	69,964	64,179	135,012	140,929

Total operating expenses	364,200	306,007	693,539	640,511

Operating income	334,781	354,470	669,690	677,828

Other income (expense):
Interest income	8,155	7,046	18,935	14,360
Interest expense	(119,658)	(97,530)	(223,805)	(193,921)
Non-cash interest expense	(1,233)	(7,080)	(9,581)	(15,523)
Amortization of deferred financing fees	(5,415)	(4,932)	(10,849)	(10,221)
Loss from extinguishment of debt, net	—	—	—	(4,428)
Other income (expense), net	44,123	(104,859)	76,286	(149,511)

Total other expense, net	(74,028)	(207,355)	(149,014)	(359,244)

Income before income taxes	260,753	147,115	520,676	318,584
(Provision) benefit for income taxes	(35,059)	12,337	(77,078)	(4,590)

Net income	225,694	159,452	443,598	313,994
Net loss attributable to noncontrolling interests	100	3,378	2,927	3,378

Net income attributable to SBA Communications Corporation	$225,794	$162,830	$446,525	$317,372

Net income per common share attributable to SBA Communications Corporation:
Basic	$2.10	$1.52	$4.15	$2.94

Diluted	$2.09	$1.51	$4.14	$2.93

Weighted-average number of common shares
Basic	107,531	107,462	107,637	107,782

Diluted	107,797	107,679	107,968	108,148

(1)

Includes non-cash compensation of $20,839 and $17,872 for the three months ended June 30, 2025 and 2024, respectively, and $35,914 and $38,645 for the six months ended June 30, 2025 and 2024, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	June 30,	December 31,
	2025	2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$275,275	$189,841
Restricted cash	20,757	1,206,653
Accounts receivable, net	139,890	145,695
Costs and estimated earnings in excess of billings on uncompleted contracts	46,811	19,198
Prepaid expenses and other current assets	41,075	417,333

Total current assets	523,808	1,978,720
Property and equipment, net	3,258,183	2,792,084
Intangible assets, net	2,579,806	2,388,707
Operating lease right-of-use assets, net	2,419,435	2,292,459
Acquired and other right-of-use assets, net	1,343,508	1,308,269
Other assets	641,647	657,097

Total assets	$10,766,387	$11,417,336

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$60,820	$59,549
Accrued expenses	86,085	81,977
Current maturities of long-term debt	772,181	1,187,913
Deferred revenue	125,371	127,308
Accrued interest	75,102	62,239
Current lease liabilities	289,465	261,017
Other current liabilities	20,681	17,933

Total current liabilities	1,429,705	1,797,936
Long-term liabilities:
Long-term debt, net	11,739,364	12,403,825
Long-term lease liabilities	2,004,715	1,903,439
Other long-term liabilities	466,341	367,942

Total long-term liabilities	14,210,420	14,675,206
Redeemable noncontrolling interests	65,157	54,132
Shareholders’ deficit:
Preferred stock - par value $0.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $0.01, 400,000 shares authorized, 107,487 shares and 107,561 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	1,075	1,076
Additional paid-in capital	3,022,684	2,975,455
Accumulated deficit	(7,251,106)	(7,326,189)
Accumulated other comprehensive loss, net	(711,548)	(760,280)

Total shareholders’ deficit	(4,938,895)	(5,109,938)

Total liabilities, redeemable noncontrolling interests, and shareholders’ deficit	$10,766,387	$11,417,336

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (in thousands)

	For the three months
	ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$225,694	$159,452
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	69,964	64,179
(Gain) loss on remeasurement of U.S. denominated intercompany loans	(45,265)	101,494
Non-cash compensation expense	21,516	18,598
Non-cash asset impairment and decommission costs	42,994	25,948
Deferred and non-cash income tax provision (benefit)	26,185	(21,409)
Other non-cash items reflected in the Statements of Operations	14,376	15,336
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(31,125)	29,266
Prepaid expenses and other assets	1,076	(4,949)
Operating lease right-of-use assets, net	30,373	35,351
Accounts payable and accrued expenses	2,159	(2,980)
Accrued interest	40,445	25,426
Long-term lease liabilities	(32,035)	(35,968)
Other liabilities	1,741	15,849

Net cash provided by operating activities	368,098	425,593

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(589,222)	(41,617)
Capital expenditures	(55,865)	(49,973)
Proceeds from sale (purchase) of investments, net	64,069	(28,719)
Other investing activities	56	(899)

Net cash used in investing activities	(580,962)	(121,208)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under Revolving Credit Facility	80,000	(75,000)
Repurchase and retirement of common stock	(130,696)	(93,862)
Payment of dividends on common stock	(119,365)	(105,329)
Proceeds related to taxes on net settlement of stock options and restricted stock units, net	12,475	3,950
Other financing activities	(692)	(6,282)

Net cash used in financing activities	(158,278)	(276,523)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	7,559	(9,050)
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(363,583)	18,812
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH:
Beginning of period	664,106	264,332

End of period	$300,523	$283,144

Selected Capital Expenditure Detail

	For the three months ended June 30, 2025	For the six months ended June 30, 2025
	(in thousands)
Construction and related costs	$27,376	$47,151
Augmentation and tower upgrades	14,643	26,808
Non-discretionary capital expenditures:
Tower maintenance	12,878	25,218
General corporate	968	2,861

Total non-discretionary capital expenditures	13,846	28,079

Total capital expenditures	$55,865	$102,038

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at March 31, 2025	17,447	22,262	39,709
Sites acquired during the second quarter	5	4,324	4,329
Sites built during the second quarter	10	84	94
Sites decommissioned/reclassified during the second quarter	(25)	(42)	(67)

Sites owned at June 30, 2025	17,437	26,628	44,065

Segment Operating Profit and Segment Operating Profit Margin

Domestic site leasing and International site leasing are the two segments within our site leasing business. Segment operating profit is a key business metric and one of our two measures of segment profitability. The calculation of Segment operating profit for each of our segments is set forth below.

	Domestic Site Leasing		Int’l Site Leasing		Site Development
	For the three months ended June 30,		For the three months ended June 30,		For the three months ended June 30,
	2025	2024	2025	2024	2025	2024
	(in thousands)
Segment revenue	$469,807	$463,204	$161,981	$163,253	$67,193	$34,020
Segment cost of revenues (excluding depreciation, accretion, and amort.)	(69,421)	(65,489)	(49,150)	(48,642)	(53,525)	(27,137)

Segment operating profit	$400,386	$397,715	$112,831	$114,611	$13,668	$6,883

Segment operating profit margin	85.2%	85.9%	69.7%	70.2%	20.3%	20.2%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin; (ii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iii) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); and (v) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”).

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition.

Specifically, we believe that:

(1) Cash Site Leasing Revenue and Tower Cash Flow are useful indicators of the performance of our site leasing operations;

(2) Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by excluding the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of REITs. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Adjusted EBITDA should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance;

(3) FFO, AFFO and AFFO per share, which are metrics used by our public company peers in the communication site industry, provide investors useful indicators of the financial performance of our business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO, and AFFO per share are also used to address questions we receive from analysts and investors who routinely assess our operating performance on the basis of these performance measures, which are considered industry standards. We believe that FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs). We believe that AFFO and AFFO per share help investors or other interested parties meaningfully evaluate our financial performance as they include (1) the impact of our capital structure (primarily interest expense on our outstanding debt) and (2) sustaining capital expenditures and exclude the impact of (1) our asset base (primarily depreciation, amortization and accretion and asset impairment and decommission costs) and (2) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods and the non-cash portion of our reported tax provision. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. We only use AFFO as a performance measure. AFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment. We believe our definition of FFO is consistent with how that term is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and that our definition and use of AFFO and AFFO per share is consistent with those reported by the other communication site companies;

(4) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity and, to the extent that such measures are calculated on Net Debt are net of our cash and cash equivalents, short-term restricted cash, and short-term investments; and

(5) Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 2020 Senior Notes and 2021 Senior Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates

We eliminate the impact of changes in foreign currency exchange rates for each of the financial metrics listed in the table below by dividing the current period’s financial results by the average monthly exchange rates of the prior year period, and by eliminating the impact of the remeasurement of our intercompany loans. The table below provides the reconciliation of the reported growth rate year-over-year of each of such measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure.

	Second quarter 2025 year over year growth rate	Foreign currency impact	Growth excluding foreign currency impact
Total site leasing revenue	0.9%	(1.2%)	2.1%
Total cash site leasing revenue	1.6%	(1.3%)	2.9%
Int’l cash site leasing revenue	0.1%	(4.9%)	5.0%
Total site leasing segment operating profit	0.2%	(1.1%)	1.3%
Int’l site leasing segment operating profit	(1.6%)	(4.9%)	3.3%
Total site leasing tower cash flow	1.4%	(1.2%)	2.6%
Int’l site leasing tower cash flow	(0.5%)	(5.0%)	4.5%
Net cash interest expense	23.2%	0.2%	23.0%
Net income	41.5%	53.7%	(12.2%)
Earnings per share — diluted	38.5%	50.8%	(12.3%)
Adjusted EBITDA	1.8%	(1.1%)	2.9%
AFFO	(3.4%)	(1.5%)	(1.9%)
AFFO per share	(3.6%)	(1.5%)	(2.1%)

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The table below sets forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months ended June 30,		For the three months ended June 30,		For the three months ended June 30,
	2025	2024	2025	2024	2025	2024
	(in thousands)
Site leasing revenue	$469,807	$463,204	$161,981	$163,253	$631,788	$626,457
Non-cash straight-line leasing revenue	(2,396)	(5,774)	1,749	308	(647)	(5,466)

Cash site leasing revenue	467,411	457,430	163,730	163,561	631,141	620,991
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(69,421)	(65,489)	(49,150)	(48,642)	(118,571)	(114,131)
Non-cash straight-line ground lease expense	(1,917)	(3,701)	499	713	(1,418)	(2,988)

Tower Cash Flow	$396,073	$388,240	$115,079	$115,632	$511,152	$503,872

Tower Cash Flow Margin	84.7%	84.9%	70.3%	70.7%	81.0%	81.1%

Forecasted Tower Cash Flow for Full Year 2025

The table below sets forth the reconciliation of forecasted Tower Cash Flow set forth in the Outlook section to its most comparable GAAP measurement for the full year 2025:

	Full Year 2025
	(in millions)
Site leasing revenue	$2,565.0	to	$2,590.0
Non-cash straight-line leasing revenue	(8.5)	to	(3.5)

Cash site leasing revenue	2,556.5	to	2,586.5
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(490.0)	to	(500.0)
Non-cash straight-line ground lease expense	(8.5)	to	(3.5)

Tower Cash Flow	$2,058.0	to	$2,083.0

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement.

	For the three months ended June 30,
	2025	2024
	(in thousands)
Net income	$225,694	$159,452
Non-cash straight-line leasing revenue	(647)	(5,466)
Non-cash straight-line ground lease expense	(1,418)	(2,988)
Non-cash compensation	21,516	18,598
Other (income) expense, net	(44,123)	104,859
Acquisition and new business initiatives related adjustments and expenses	5,887	6,574
Asset impairment and decommission costs	45,231	31,610
Interest income	(8,155)	(7,046)
Total interest expense (1)	126,306	109,542
Depreciation, accretion, and amortization	69,964	64,179
Provision (benefit) for taxes (2)	35,229	(12,250)

Adjusted EBITDA	$475,484	$467,064

Annualized Adjusted EBITDA (3)	$1,901,936	$1,868,256

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended June 30,
	2025	2024
	(in thousands)
Total revenues	$698,981	$660,477
Non-cash straight-line leasing revenue	(647)	(5,466)

Total revenues minus non-cash straight-line leasing revenue	$698,334	$655,011

Adjusted EBITDA	$475,484	$467,064

Adjusted EBITDA Margin	68.1%	71.3%

Forecasted Adjusted EBITDA for Full Year 2025

The table below sets forth the reconciliation of the forecasted Adjusted EBITDA set forth in the Outlook section to its most comparable GAAP measurement for the full year 2025:

	Full Year 2025
	(in millions)
Net income	$865.5	to	$910.5
Non-cash straight-line leasing revenue	(8.5)	to	(3.5)
Non-cash straight-line ground lease expense	(8.5)	to	(3.5)
Non-cash compensation	77.5	to	72.5
Other income, net	(56.0)	to	(56.0)
Acquisition and new business initiatives related adjustments and expenses	26.5	to	21.5
Asset impairment and decommission costs	145.0	to	140.0
Interest income	(31.0)	to	(27.0)
Total interest expense (1)	505.0	to	495.0
Depreciation, accretion, and amortization	289.5	to	279.5
Provision for taxes (2)	103.0	to	99.0

Adjusted EBITDA	$1,908.0	to	$1,928.0

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	Includes projections for franchise taxes and gross receipts taxes, which will be reflected in the Statement of Operations in Selling, general, and administrative expenses.

Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share

The tables below set forth the reconciliations of FFO, AFFO, and AFFO per share to their most comparable GAAP measurement.

	For the three months
	ended June 30,
	2025		2024
	(in thousands)	($ per share)	(in thousands)	($ per share)
Net income	$225,694	$2.09	$159,452	$1.48
Real estate related depreciation, amortization, and accretion	68,250	0.63	62,213	0.58
Asset impairment and decommission costs	45,231	0.42	31,610	0.29

FFO	$339,175	$3.14	$253,275	$2.35
Adjustments to FFO:
Non-cash straight-line leasing revenue	(647)	(0.01)	(5,466)	(0.05)
Non-cash straight-line ground lease expense	(1,418)	(0.01)	(2,988)	(0.03)
Non-cash compensation	21,516	0.20	18,598	0.17
Adjustment for non-cash portion of tax provision (benefit)	27,211	0.25	(21,409)	(0.20)
Non-real estate related depreciation, amortization, and accretion	1,714	0.02	1,966	0.02
Amortization of deferred financing costs and debt discounts and non-cash interest expense	6,648	0.06	12,012	0.11
Other (income) expense, net	(44,123)	(0.40)	104,859	0.98
Acquisition and new business initiatives related adjustments and expenses	5,887	0.05	6,574	0.06
Non-discretionary cash capital expenditures	(13,846)	(0.13)	(13,094)	(0.12)

AFFO	$342,117	$3.17	$354,327	$3.29
Adjustments for joint venture partner interest	(1,715)	(0.02)	(1,251)	(0.01)

AFFO attributable to SBA Communications Corporation	$340,402	$3.15	$353,076	$3.28

Diluted weighted average number of common shares		107,797		107,679

Forecasted AFFO for the Full Year 2025

The tables below set forth the reconciliations of the forecasted AFFO and AFFO per share set forth in the Outlook section to their most comparable GAAP measurements for the full year 2025:

(in millions, except per share amounts)	Full Year 2025
	(in millions)			($ per share)
Net income	$865.5	to	$910.5	$8.02	to	$8.44
Real estate related depreciation, amortization, and accretion	278.5	to	273.5	2.58	to	2.53
Asset impairment and decommission costs	145.0	to	140.0	1.34	to	1.30

FFO	$1,289.0	to	$1,324.0	$11.94	to	$12.27
Adjustments to FFO:
Non-cash straight-line leasing revenue	(8.5)	to	(3.5)	(0.08)	to	(0.03)
Non-cash straight-line ground lease expense	(8.5)	to	(3.5)	(0.08)	to	(0.03)
Non-cash compensation	77.5	to	72.5	0.72	to	0.67
Adjustment for non-cash portion of tax provision	64.0	to	64.0	0.59	to	0.59
Non-real estate related depreciation, amortization, and accretion	11.0	to	6.0	0.10	to	0.06
Amortization of deferred financing costs and debt discounts and non-cash interest expense	33.0	to	33.0	0.31	to	0.31
Other income, net	(56.0)	to	(56.0)	(0.52)	to	(0.52)
Acquisition and new business initiatives related adjustments and expenses	26.5	to	21.5	0.25	to	0.20
Non-discretionary cash capital expenditures	(63.0)	to	(53.0)	(0.58)	to	(0.50)

AFFO	$1,365.0	to	$1,405.0	$12.65	to	$13.02
Adjustments for joint venture partner interest	(7.0)	to	(7.0)	(0.06)	to	(0.06)

AFFO attributable to SBA Communications Corporation	$1,358.0	to	$1,398.0	$12.59	to	$12.96

Diluted weighted average number of common shares (1)				107.9	to	107.9

(1)	Our assumption for weighted average number of common shares does not contemplate any additional repurchases of the Company’s stock during 2025.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

June 30,
2025
(in thousands)
2020-1C Tower Securities	$750,000
2020-2C Tower Securities	600,000
2021-1C Tower Securities	1,165,000
2021-2C Tower Securities	895,000
2021-3C Tower Securities	895,000
2022-1C Tower Securities	850,000
2024-1C Tower Securities	1,450,000
2024-2C Tower Securities	620,000
Revolving Credit Facility	80,000
2024 Term Loan	2,277,000

Total secured debt	9,582,000
2020 Senior Notes	1,500,000
2021 Senior Notes	1,500,000

Total unsecured debt	3,000,000

Total debt	$12,582,000

Leverage Ratio
Total debt	$12,582,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(297,583)

Net debt	$12,284,417

Divided by: Annualized Adjusted EBITDA (1)	$1,901,936

Leverage Ratio (1)	6.5x

Secured Leverage Ratio
Total secured debt	$9,582,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(297,583)

Net Secured Debt	$9,284,417

Divided by: Annualized Adjusted EBITDA	$1,901,936

Secured Leverage Ratio	4.9x

(1)	As further adjusted to reflect a full quarter of EBITDA from the acquired Millicom assets, Annualized Adjusted EBITDA would have been $1,938,592 and the Leverage Ratio would have been 6.3x.